Additions to Debt Investor Presentation Materials Fourth Quarter and Year Ended December 31, 2006 April 11, 2007 SLM Corporation

Proposed Federal Student Loan Legislation In early 2007, the House, the Senate and the Bush Administration all introduced proposals to change the federal student loan program Historically, changes to student loan legislation have been (i) subject to much debate, revision and delay, and (ii) applied prospectively, to new loans and not existing loans House Bill H.R. 5 President's Budget Senate Bills Subsidized Stafford Loan Interest Rates Reduced from 6.8% to 3.4% over 5 years No change Reduced from 6.8% to 3.4% over 5 years Lender Yield on All FFELP Reduced by 0.10% Reduced by 0.50% Incentives for schools to elect FDLP over FFELP In-school consolidation, reconsolidation Loan forgiveness for certain public sector employees Restrictions on originations of private education loans Guarantee on New Loans Reduced to 95%, no EP 95%, 97% with EP Incentives for schools to elect FDLP over FFELP In-school consolidation, reconsolidation Loan forgiveness for certain public sector employees Restrictions on originations of private education loans Lender Origination Fees Increased to 1% from 0.5% for all loans Increased to 1% from 0.5% for consolidation loans Incentives for schools to elect FDLP over FFELP In-school consolidation, reconsolidation Loan forgiveness for certain public sector employees Restrictions on originations of private education loans Collection Fees Paid by Guaranty Agencies Reduced from 24% to 16% over 5 years Reduced from 24% to 16% in fiscal 2008 Incentives for schools to elect FDLP over FFELP In-school consolidation, reconsolidation Loan forgiveness for certain public sector employees Restrictions on originations of private education loans (1) As of February 15, 2007.

Guaranteed Student Loan Business 2002 2003 2004 2005 2006 Stafford/PLUS 47.052 45.524 47 40.658 39.869 Consolidation 25.25 34.96 49 65.434 79.635 Growth in Outstandings 0.07 0.11 0.19 0.11 0.13 84% of managed student loans, 43% of total revenue in 2006 US government guaranteed P&I upon default (1) Lender yield Double digit YOY growth in SLM originations, outstandings Consolidation loans 67% of total FFELP outstandings Increasing percent of the mix Lower current yield, but longer-lived, more stable assets Government Guaranteed Loans - (1) FFELP loans carry 98% or 97% guarantee depending on date of origination, 99% guarantee for lenders designated Exceptional Performers by the ED Note: All figures for the year ended December 31, 2006. FFELP Loans Private Loans Guarantor Services DMO Other 0.43 0.23 0.04 0.2 0.1

Private Education Loan Business 2002 2003 2004 2005 2006 Private Education Loan Outstandings 5.822 8.305 11.482 16.437 22.588 Growth in Outstandings 0.38 0.43 0.38 0.43 0.37 16% of managed student loans, 23% of revenue 'Prime' average FICO scores, with risk- based pricing 51% of loans supported by co- borrowers, typically parents Graduate students represented 25% of higher education loans Typically non-dischargeable in bankruptcy Private Education Loans - FFELP Loans Private Loans Guarantor Services DMO Other 0.43 0.23 0.04 0.2 0.1

Debt Management Operations ("DMO") Business 20% of 2006 operating revenue Built through acquisition of six leading consumer collections companies Primarily third-party contingency collections >50% of DMO revenue related to student loans Variable cost, non-capital intensive businesses Consistent, recurring earnings stream 2002 2003 2004 2005 2006 Higher Education 186 259 339 527 636 Debt Management Operations ("DMO") - FFELP Loans Private Loans Guarantor Services DMO Other 0.43 0.23 0.04 0.2 0.1

Sallie Mae's Private Credit Student Loan Program (1) With a co-borrower, maximum aggregate loan indebtedness is permitted to be up to the cost of education less any other aid. (2) Minimum FICO score for the standard program. Prior to July 1, 2001, minimum FICO score for Sallie Mae branded loans was 630. Custom programs have been negotiated with certain schools in which the FICO cut-off may be lower. In certain cases there is school recourse for these loans. (3) Pursuant to its agreement with the American Association Medical College, Sallie Mae underwrites certain Medical loans on a judgmental basis, without reliance on the FICO score of the borrower.

SLM Private Credit Student Loan Trust 2007-A The structure of SLM 2007-A is similar to prior Sallie Mae Private Credit ABS issues(1) (1) Preliminary, subject to change. (2) Estimated based on a variety of assumptions concerning loan repayment behavior. Actual average life and repayment characteristics may vary significantly from estimates. (3) Percent of Initial Asset Balance plus reserve account. (4) Percent of Current Asset Balance. (5) Percent of Initial Asset Balance.

SLM 2007-A Summary Pool Characteristics Loan Programs % Co-Borrower as Obligor Borrower Payment Status Pool Weighted Original Average FICO Score 718 Pool Weighted Current Average FICO Score 710 Average Borrower Indebtedness $13,020 Weighted Average Remaining Term 214 months No Co-Borrower Co-Borrower East 0.419 0.581 Undergraduate/Graduate Law Loans MBA Loans Medical Loans Consolidation Loans Direct-to-Consumer East 0.752 0.035 0.008 0.014 0.098 0.094 Grace Deferment In School Forbearance Repayment East 0.08 0.011 0.711 0.024 0.173

SLM 2007-A FICO Distribution at Loan Origination(1) If there is a co-borrower, FICO score represents higher of borrower and co-borrower score. Loans with FICO scores greater than zero and less than 630 is less than 0.2% of the portfolio. Approximately 0.5% of the trust consists of student loans where no FICO scores were currently available or which were underwritten without relying upon FICO scores. <630 630-639 640-659 660-679 680-699 700-719 720-739 740-759 760-779 780-799 800+ FICO Score at Origination 0.0019 0.0226 0.1135 0.1439 0.1233 0.1208 0.1103 0.1056 0.1019 0.0882 0.0632 (2) (3)

SLM Private Credit ABS Trust Delinquency History 61-90 Day Delinquencies 90+ Day Delinquencies Note: Data current as of February 28, 2007.

SLM Private Credit ABS Trust Prepayment History In April 2006, Sallie Mae began offering private credit consolidation loans to its borrowers, resulting in an increase in prepayment speeds for SLM private credit ABS trusts

FFELP Stafford/PLUS Quarterly CPR 2Q2001 - 1Q2007 FFELP Consolidation Quarterly CPR 2Q2003 - 1Q2007 SLM FFELP ABS Trust Prepayment History